Advaxis’ AXAL Receives Fast Track Designation by the FDA as Adjuvant Therapy for

High-Risk Locally Advanced Cervical Cancer Patients

PRINCETON, N.J., July 21, 2016 – Advaxis, Inc. (NASDAQ: ADXS), a clinical stage biotechnology company developing cancer immunotherapies, today announced that the U.S. Food and Drug Administration (FDA) has designated the Company’s lead immunotherapy candidate, axalimogene filolisbac (AXAL), as a Fast Track product for adjuvant therapy for high-risk locally advanced cervical cancer patients. The investigation of AXAL in this under-served population will be conducted in accordance with the Special Protocol Assessment (SPA) recently granted by the FDA.

“This Fast Track designation for AXAL comes on the heels of the SPA agreement and underscores the collaborative efforts of Advaxis and the FDA in expediting a medically significant clinical program. This designation brings us one step closer to achieving our goal with the AIM2CERV trial, which aims to extend disease free survival for this serious and life-threatening condition and prevent disease recurrence.” said Daniel J. O’Connor, President and Chief Executive Officer of Advaxis.

In 2014, AXAL was granted FDA Orphan Drug designation for the treatment of invasive cervical cancer.

AXAL is a targeted immunotherapy which attacks human papillomavirus (HPV)-associated cancers by altering a live strain of Listeria monocytogenes (Lm) bacteria to generate cancer fighting T cells directed against the specific cancer antigen and neutralizing factors that protect the tumor microenvironment from immunologic attack and contribute to tumor growth.

The FDA established the Fast Track Drug Development Program under the FDA Modernization Act of 1997. The program is designed to facilitate the development and expedite the review of therapies intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. The advantages of Fast Track designation include actions to help expedite development, including opportunities for frequent interactions with the FDA to discuss all aspects of development to support approval, eligibility for priority review at the time of Biologics License Application (BLA) submission and early review of portions of the application before submitting a complete application.

About Cervical Cancer

Cervical cancer is the fourth most common cancer in women worldwide. In the United States, nearly 13,000 new cases are diagnosed, and approximately 4,100 deaths are reported because of cervical cancer. According to the WHO/ICO Information Centre on HPV and Cervical Cancer, about 3.9 percent of women in the U.S. are estimated to harbor high-risk cervical HPV infection at a given time, and 71.7 percent of invasive cervical cancers are attributed to high-risk HPV strains.

About Axalimogene Filolisbac

Axalimogene filolisbac (AXAL) is Advaxis’ lead Lm Technology™ immunotherapy candidate for the treatment of HPV-associated cancers and is in clinical trials for three potential indications: invasive cervical cancer, head and neck cancer, and anal cancer. In a completed randomized Phase 2 study in recurrent/refractory cervical cancer, AXAL showed apparent prolonged survival, objective tumor responses, and a manageable safety profile alone or in combination with chemotherapy, supporting further development of the Company’s Lm Technology™. AXAL has Orphan Drug Designation in the U.S. for the treatment of anal cancer.

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary Lm Technology™. The Lm Technology™, using bioengineered live attenuated Listeria monocytogenes (Lm) bacteria, is the only known cancer immunotherapy agent shown in preclinical studies to both generate cancer fighting T cells directed against cancer antigens and neutralize Tregs and myeloid-derived suppressor cells (MDSCs) that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’ lead Lm Technology™ immunotherapy, axalimogene filolisbac, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three potential indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The U.S. Food and Drug Administration (FDA) has granted axalimogene filolisbac orphan drug designation for each of these three clinical settings. Advaxis has two additional immunotherapy products: ADXS-PSA in prostate cancer and ADXS-HER2 in HER2 expressing solid tumors, in human clinical development.

For additional information on Advaxis, visit www.advaxis.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Advaxis Forward-Looking Statement

This media statement contains forward-looking statements, including, but not limited to: statements regarding Advaxis’ ability to develop the next generation of cancer immunotherapies; and the safety and efficacy of Advaxis’ proprietary immunotherapies. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’ SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2015, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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Greg Mayes, Executive Vice President and COO

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Nic DiBella

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